                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                                January 27, 2000
                Date of Report (Date of earliest event reported)



                                  ONEOK, Inc.
             (Exact name of registrant as specified in its charter)


           Oklahoma                 1-2572           73-1520922
(State or other jurisdiction      (Commission       (IRS Employer
       of incorporation)          File Number)    Identification No.)


                        100 West Fifth Street; Tulsa, OK
                    (Address of principal executive offices)


                                     74103
                                   (Zip code)


                                 (918) 588-7000
              (Registrant's telephone number, including area code)


                                 Not Applicable
         (Former name or former address, if changed since last report)
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Items 1-4.   Not Applicable.
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Item 5.   Other Events.
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     On January 24, 2000, in reaction to the notice of termination of the
Agreement and Plan of Merger (the "Merger Agreement") by ONEOK, Inc. ("ONEOK"), Southwest Gas Corporation ("Southwest") filed a complaint (the "Complaint") against ONEOK and Southern Union Company ("Southern Union") in the United States District Court in Arizona entitled Southwest Gas Corporation v. ONEOK, Inc. and Southern Union Company (Case no. Civ'00 0119PHX VAM). In the Complaint, Southwest alleges, among other things, that ONEOK failed to disclose to Southwest that ONEOK had purportedly participated in improper lobbying efforts allegedly involving a state regulatory official for the purpose of influencing state utility regulators to oppose Southern Union's attempt to acquire Southwest and inducing Southwest to enter into the Merger Agreement with ONEOK instead of accepting Southern Union's acquisition proposal. The Complaint also alleges that ONEOK failed to use commercially reasonable efforts to obtain all necessary governmental authorization for the planned merger with Southwest by failing to remedy its alleged improper conduct and by failing to make truthful disclosure of such purportedly improper lobbying and relationships to the Arizona Corporation Commission. The Complaint further alleges that, because of ONEOK's alleged breach of the Merger Agreement, ONEOK was contractually unable to terminate the Merger Agreement and that ONEOK's notice of termination of that agreement was therefore wrongful. The Complaint uses these allegations as a basis for causes of action for fraud in the inducement, fraud, breach of contract, breach of implied covenant of good faith and fair dealing and declaratory relief. Southwest seeks actual, consequential, incidental and punitive damages in an amount in excess of $75,000 and a declaration that ONEOK has breached the Merger Agreement. ONEOK intends to vigorously defend against the claims asserted by Southwest.

Items  6-7.    Not Applicable.
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Items 8-9.     Not Applicable.
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on this 27/h/ day of January 2000.



                                         ONEOK, Inc.

                                    By:  Jim Kneale
                                         -------------------------------
                                         Jim Kneale
                                         Vice President, Chief Financial
                                         Officer, and Treasurer